FORM OF PROMISSORY NOTE ISSUED IN CONNECTION
                   WITH THE RESTRICTED STOCK PURCHASE AGREEMENT


                                                         Dated as of
Amount : $1,000,000                                      ___________, 1996



            FOR VALUE RECEIVED, the undersigned Thomas E. Kees ("Maker"), promises to pay to the order of Legacy Brands, Inc. ("Lender"), the principal sum of $1,000,000 ("Principal"), together with interest on the unpaid principal balance ("Amount Owed") on the third anniversary of the first issuance of a certificate of vesting by Lender to Maker (the "Maturity Date"), except as set forth in Section 3 below.


            1.    Interest Rate.

                  The unpaid principal under this Promissory Note shall bear interest at a rate of six and seventy-two hundredths (6.72%) percent per annum simple interest. (6.72% is the October , 1996 Mid Term Applicable Federal Rate listed in Revenue Ruling 96-49)

            2.    Computation.

                  Interest chargeable hereunder shall be calculated from the date Lender issues a certificate of vesting to Maker, and on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Such interest shall be calculated based upon vested shares of Common Stock for which the Maker has received a vesting certificate from the Lender based upon an anticipated reverse stock split of 1:10. If for any reason the stock split does not take place, or the capitalization of the Lender changes the principal hereunder will be changed accordingly. Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal. All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

            3.    Payments.

                  Except as otherwise set forth herein, the unpaid principal under this Promissory Note plus all accrued but unpaid interest thereon shall be payable upon the Maturity Date. The Maker is obligated to pay only that portion of the Principal for which he has received a vesting certificate.

            4.    Voluntary Prepayment.

                  Maker may, at any time, upon five (5) Business Days prior written notice to Lender, prepay the unpaid Amount Owed evidenced by this Promissory Note, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full repayment, then such prepayment shall be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

            5.    Lawful Money; Designated Places of Payment.

                  All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at Lender's designated address not later than 6:00 p.m., Pacific time, on the Maturity Date.

            6.    Waivers.

                  Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

            7.    Default.

                  Maker will be in default if any of the following happens: (a) Maker fails to perform at the time and strictly in the manner provided in this Note, (b) Maker becomes insolvent, a receiver is appointed for any part of Maker's property, Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by Maker or against Maker under any bankruptcy or insolvency laws, (c) any failure in the performance or observance of the Stock Pledge Agreement dated ____, by and between Maker and Lender and (d) Any creditor tries to take any of Maker's property on or in which Lender has a lien or security interest. It is expressly agreed that, upon the occurrence of an event of default, as defined herein, the unpaid principal balance of this promissory note, together with interest accrued hereon, shall be due and payable without presentment, demand, protest, or notice of protest, all of which are hereby expressly waived.

            8.    Termination.

                  In the event Lender terminates Maker pursuant to the Employment Agreement between the parties, Maker is released from the obligation to pay the Amount Owed with respect to shares which have not vested as of the date of termination.


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            9.    Cancellation.

                  In the event Lender becomes insolvent, a receiver is appointed for any part of Lender's property, Lender makes an assignment for the benefit of creditors, or any proceeding is commenced either by Lender or against Lender under any bankruptcy or insolvency laws, or any creditor tries to take any of Lender's property on or in which creditor has a lien or security interest, the parties agree that this promissory Note shall be canceled in its entirety.

            10.   Attorneys' Fees.

                  In the event it should become necessary to employ counsel to collect this Promissory Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, incurred in connection with the holder's collection efforts, irrespective of whether suit is brought.

            11.   Section Headings.

                  Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Promissory Note.

            12.   Amendments in Writing.

                  This Promissory Note may be changed, modified, amended, only by a writing signed by both parties.

            13.   Choice of Law.

                  This Promissory Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of California.

            14.   Waiver of Trial by Jury.

                  Maker hereby waives, to the extent permitted under applicable law, any


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

right to trial by jury in any action or proceeding relating to this promissory note.


Made and Executed at

____________________

Date

____________________
                                        By
                                           ----------------------
                                           Thomas E. Kees


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